Exhibit 99.1

Microsoft announces Stephen J. Luczo leaving board of directors

Luczo was a member of the Compensation Committee and the CEO search committee that selected new CEO Satya Nadella.

REDMOND, Wash. — March 20, 2014 — Microsoft Corp. announced Thursday that Stephen J. Luczo, chairman and CEO of Seagate Technology PLC, has stepped down from the company’s board of directors.

“It has been a pleasure serving on the Microsoft board, and helping to guide the company through such a historic period of change and reinvention,” Luczo said. “With the CEO search completed and Satya off to a strong start, this felt like an appropriate time to make this change so I can turn my full attention to leading Seagate. Seagate and Microsoft have a long history of working together, and I look forward to continued collaboration and partnership under Satya’s leadership.”

“Steve has been an excellent board member, and I particularly appreciate all of his hard work as a member of the CEO search committee,” said John W. Thompson, chairman of the Microsoft board. “Steve also played an important role in helping to craft a compensation plan that tightly links CEO pay to shareholder returns, as chair of the compensation committee.”

“Steve brought thoughtful industry insights and perspective to the board,” said Bill Gates, founder and technology advisor of Microsoft. “I want to thank him for his contributions to the board and to Microsoft during his tenure. I appreciate his service.”

Luczo joined Microsoft’s board in May 2012. He served as a member of the CEO search committee established in August 2013 to identify the successor to former CEO Steve Ballmer. Luczo also served on the compensation and audit committees of the board.

Microsoft’s board of directors now consists of 10 members: Steven A. Ballmer, former Microsoft chief executive officer; Dina Dublon, former chief financial officer of JPMorgan Chase;

William H. Gates, Microsoft founder and technology advisor; Maria M. Klawe, president of Harvey Mudd College; David F. Marquardt, general partner at August Capital; G. Mason Morfit, president of ValueAct Capital; Satya Nadella, Microsoft chief executive officer; Charles H. Noski, former vice chairman of Bank of America Corp.; Dr. Helmut Panke, former chairman of the board of management at BMW (Bayerische Motoren Werke) AG; and John W. Thompson, chief executive officer of Virtual Instruments. Seven of the 10 board members are independent of Microsoft, which is consistent with the requirement in the company’s governance guidelines that a substantial majority be independent.

Founded in 1975, Microsoft (Nasdaq “MSFT”) is the worldwide leader in software, services and solutions that help people and businesses realize their full potential.

For more information, financial analysts and investors only:

Investor Relations, Microsoft, (425) 706-4400

For more information, press only:

Rapid Response Team, Waggener Edstrom Communications, (503) 443-7070, rrt@waggeneredstrom.com

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